Exhibit 10.1

SUBLEASE

THIS LEASE, dated this 29th day of July, 2005, is between MODTECH HOLDINGS, INC., a Delaware corporation (“Landlord”), and BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord currently leases from BMG2 Enterprises (“Master Landlord”) the Property (as hereinafter defined) pursuant to an Industrial Real Estate Lease with Tenant’s predecessor, Modtech, Inc., a California corporation, date January 2, 1990, as amended pursuant to Amendment Number 1 between Landlord and Master Landlord, dated the date hereof (collectively the “Master Lease”); and,

WHEREAS, Tenant desires to sublease the Property from Landlord so long as Master Landlord will consent to this Lease.

NOW, THEREFORE, the parties agree as follows:

1. Sublease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the property commonly known as 12030 South Harlan Road, Lathrop, CA, as shown on the site plan attached hereto as Exhibit A and made a part hereof, together with all and singular the Land (as hereinafter defined), the Buildings (as hereinafter defined), improvements, appurtenances, rights, privileges, and easements pertaining thereto (“Property”). The Property contains a single-story warehouse building of approximately 144,000 square feet (including adjacent modular restrooms and two-story office area), two (2) metal-sided storage buildings of 10,000 square feet each, and a single-story office building of approximately 4,800 square feet (the “Buildings”) and that the parcel of land upon which the Buildings are located (the “Land”) contains approximately thirty (30) acres. Tenant’s use of the existing entrance to the Property from South Harlan Road shall not be exclusive, but shall be a shared use pursuant to Section 15.01 of the Master Lease. The Property is being leased to Tenant from Landlord pursuant to its interest as tenant under the Master Lease, a copy of which is attached hereto as Exhibit B and by this reference made a part hereof. All of the covenants, conditions and obligations assumed by Landlord as tenant under the Master Lease, together with any addenda, modifications or exhibits thereto, except the provisions dealing with rent to be paid by Landlord thereunder, the addresses for notice and the term of the Master Lease, are hereby incorporated as a part of this Sublease, and Tenant assumes and agrees to be bound by all the provisions of the Master Lease. All references to “Landlord” in the Master Lease shall be deemed to apply to Landlord in this Sublease, and all references in the Master Lease to “Tenant” shall be deemed to apply to Tenant in this Sublease. All references to “lease” in the Master Lease shall be deemed to mean this Sublease. Landlord shall be authorized to enforce any and all of the obligations of the Master Lease assumed by Tenant hereunder.

In the event of a conflict between the terms and conditions of the Master Lease and this Lease, the preprinted terms of the Master Lease and Amendment Number 1 thereto shall control, except solely as between Landlord and Tenant hereunder, the terms of this Lease shall control to the extent the Master Lease and Amendment Number 1 thereto has been specifically modified hereby such as in the provisions relating to Term, Rent, Notice, Use, Renewal Option and the like, or those provisions that are exclusively between Landlord and Tenant hereunder such as Section 24 hereof.

2. Term. The lease term shall commence on the date hereof and the term of occupancy shall commence 60 days from the date hereof, so long as Tenant has not exercised its right of termination as set forth in Section 24 of this Lease. Tenant shall have the right to accelerate the term of occupancy commencement date as provided in Section 24. The lease term shall end on August 31, 2015, unless sooner terminated or extended as provided in this Lease.

3. Rent. For the period commencing on the first day of the term of occupancy and ending August 31, 2007, Tenant shall pay monthly rent to Landlord in the amount of $31,500.00, in advance, on the first day of each and every calendar month during the Lease term except that if such term shall commence or terminate on a day other than the first or last day of a month, the rent for such month shall be apportioned. All rent due or to become due hereunder shall be paid to Landlord at its address set forth in Section 18 hereof unless Landlord shall designate some other payee or address for the payment thereof by giving written notice thereof to Tenant.

Commencing September 1, 2007, the following rent schedule shall apply:

9/1/2007 – 8/31/2009	$34,500.00 per month

9/1/2009 – 8/31/2011	$36,225.00 per month

9/1/2011 – 8/31/2013	$38,036.25 per month

9/1/2013 – 8/31/2015	$39,938.06 per month

Upon full execution of this Lease, Tenant shall pay Landlord the sum of $63,000.00 as prepaid rent for the months of September and October, 2005.

4. Utilities and Services. Tenant shall pay the cost of any separately metered utilities consumed by it at the Property during the term of this Lease.

5. Use of Property. The Property shall be used for the purposes of warehousing, storage (including outside storage) and distribution of lumber and building materials. Use of the Property shall include the right of ingress and egress by semi-tractor vehicles over the “Access Road” as defined in Section 15.01 of the Master Lease. Tenant shall maintain the Access Road in accordance with the Master Lease. Tenant shall also have the right of Ingress and egress by rail line to be installed and maintained at Tenant’s expense. Such rail line shall enter the Property from the east as further described in Schedule 1 to Exhibit B hereto and Tenant shall be responsible for obtaining, at its cost, all necessary governmental permits and approvals for the installation of the rail line.

6. Maintenance and Repairs. Tenant shall take good care of the Property and shall make and provide all repairs and maintenance necessitated by its use thereof. The Property, including building floor slabs and all electrical, plumbing, mechanical and HVAC systems are to be delivered to in good repair and working order, reasonable wear and tear excepted. Landlord shall have all items of personal property (including, but not limited to, all existing cranes and hoists) removed from the Property in a good and workmanlike manner prior to the commencement of the term of occupancy under Section 24 hereof. If the personal property is not removed within this time period, Landlord agrees to reimburse Tenant for the cost of removing any items of personal property, making repairs and cleaning as necessary to achieve such condition of the Property.

7. Alterations, Improvements, and Installations by Tenant. Except for the improvements listed in Exhibit C, attached hereto and made a part hereof, which Landlord hereby approves, Tenant shall first obtain the written approval of Landlord and Master Landlord (which approval shall not be unreasonably withheld or delayed) prior to making any structural alterations, improvements and installations to the Property during the term of this Lease. Notwithstanding the foregoing, Tenant shall have the right, at its own expense, to make such non-structural alterations, improvements and installations to the Property as it shall deem expedient or necessary for its purposes without Landlord or Master Landlord’s prior written approval where such improvements do not exceed $75,000 in cost cumulatively over the term of this Lease. Any such alterations or changes shall be done in a good and workmanlike manner and in accordance with all applicable laws. Tenant shall be responsible for obtaining all necessary building permits and other governmental approvals, shall furnish a copy thereof to Landlord prior to the commencement of the work, shall comply with all conditions of the permits in a prompt and expeditious manner, and shall otherwise comply with the provisions of Section 6.05 of the Master Lease.

Tenant may remove any of its trade fixtures or personal property from the Property at any time. Tenant may not remove, and neither Landlord nor Master Landlord may require Tenant to remove, any alterations, improvements, and installations made by Tenant pursuant to Exhibit C hereto.

8. Signs. Subject to Tenant obtaining all required governmental approvals, Tenant shall have the right to place or paint one or more signs on the Property including directional and safety signs to adequately direct visitors, guests and the like on the

Property so long as such signs are not readily readable from Harlan Road. Such signage, at Boise’s option, shall include one free standing sign at the Harlan Road entrance to the Property. The approximate size, shape and location of the free standing sign are set forth in Exhibit D hereto. Tenant’s signage shall be installed and maintained at Tenant’s expense and upon termination of this Lease, at Landlord’s request, Tenant shall remove such signage at no cost or expense to Landlord.

9. Assignment and Subletting. Tenant shall have the right to assign this Lease and to sublease all or any part of the Premises at any time and from time to time with the prior written consent of Landlord (which consent shall not be unreasonably withheld), except that no such consent shall be required for assignment to Tenant’s affiliates, subsidiaries and parent entities; provided, however, that nothing in this paragraph shall be construed so as to relieve Tenant of its obligations pursuant to this Lease.

10. Indemnification of Landlord. Tenant shall indemnify and hold Landlord and Master Landlord harmless in accordance with Section 5.05 of the Master Lease.

11. Environmental. Landlord has previously used the Property for the construction of modular buildings. In connection with such use, Landlord has stored and used customary building materials on the Property, including wood, steel, plastic, paint and industrial solvents. Except for such materials, Landlord has no actual knowledge of the presence or removal of hazardous substances in, on, under or about the Property or neighboring properties. Landlord makes no other representation or warranty concerning the presence of such materials or substances. Prior to the commencement of the occupancy term, Tenant, at its cost and expense, shall be permitted to conduct a Phase I environmental assessment (to applicable AST standards) of the Property and Tenant shall furnish Landlord a copy of the report. Tenant acknowledges that if it does not exercise its right of termination set forth in Section 24, it shall be deemed to have accepted the Property “as is.”

Except for normal quantities used in the ordinary course of Tenant’s permitted business use hereunder, Tenant shall not use, store, discharge or dispose of any hazardous substances (including but not limited to hazardous waste, hazardous chemicals, PCBs and asbestos) in, on, under or about the Property or neighboring properties and shall be responsible for and hold harmless and indemnify Landlord and Master Landlord from and against all demands, injuries to person or property, death, costs (including reasonable attorney’s fees), lawsuits, claims and state, local, or federal governmental actions, investigations, or fines as a result thereof caused by Tenant, its agents, Tenants, employees or invitees.

12. Holding Over. If Tenant remains in possession of the Premises after the expiration of the term of this Lease it shall be deemed to be a tenant from month to month only at 125% of the monthly rental rate in effect during the last month of the term expired and governed in all other things, except as to the duration of the term, by the provisions of this Lease. Either party may terminate such tenancy by giving to the other at least 30 days’ prior written notice of its intent to terminate. Tenant shall indemnify Landlord and Master Landlord from all damages it may incur as a result of Tenant’s delay in vacating the Property.

13. Surrender. At the expiration of the term of this Lease, Tenant agrees to quit and surrender possession of the Premises to Landlord in as good condition as when delivered by Landlord, and in compliance with the terms of the Master Lease as amended by Amendment Number 1 dated the date hereof. Tenant may not remove, or be required by Landlord to remove, any improvements set forth on Exhibit C hereto.

14. Master Lease Payments, Etc. Landlord represents and warrants to Tenant that as of the date hereof it is not in breach of the Master Lease and that it shall continue to pay on time all amounts owed by it as “Tenant” under the Master Lease to the Master Landlord. All other obligations of Landlord as Tenant under the Master Lease shall be the responsibility of Tenant. Tenant shall not commit or permit to be committed any act or omission which would violate the terms of the Master Lease and shall indemnify and defend Landlord from liability from any breach or default under the Master Lease by Tenant. If Landlord fails to pay any sums due by it under the Master Lease when due, Tenant may, after the continuance of any such failure or default for 15 days after notice in writing thereof is given by Tenant to Landlord (and in addition to any other rights or remedies which may be available at law or in equity), either (i) make such payments, or (ii) terminate this Lease. If Tenant elects to pay Landlord’s obligations, Landlord agrees to pay to Tenant the amount of the expense incurred, failing which Landlord agrees that Tenant may deduct the amount out of the rental payments and other payments thereafter coming due to Landlord pursuant to the provisions of this Sublease, without liability or forfeiture, and may apply the same to payment of such indebtedness of Landlord to Tenant until such indebtedness is fully paid as herein provided. Tenant represents that the Master Lease provides that it is Master Landlord’s obligation under the Master Lease to provide to Tenant and the Property all of the services and utilities described in the Master Lease and this Sublease, including, without limitation, the Access Road, the waterline right of way, and the water tank usage. Landlord shall have no liability or obligation for the failure of Master Landlord to provide any such services or utilities.

15. Notices. Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

a. Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as follows:

To Tenant:	Boise Building Solutions Distribution, L.L.C.
Attention: Corporate Real Estate Manager
1111 West Jefferson Street
P.O. Box 50
Boise, ID 83728-0001
Facsimile number 208-331-5738

With copy to:

Boise Building Solutions Distribution, L.L.C.
Attention: General Counsel
1111 West Jefferson Street
P.O. Box 50
Boise, ID 83728-0001
Facsimile number 208-384-4912

To Landlord:	Modtech Holdings, Inc.
Attention: Dennis Shogren, CFO
2830 Barrett Avenue
Perris, CA 92571
Facsimile number 951/943-9814

b. Sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid, or

c. Sent via any electronic communications method provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the address listed above.

16. Insurance: Mutual Waiver of Subrogation. Tenant shall insure or self-insure the Buildings and its property located on the Property, against fire and other causes included in standard extended coverage by policies which shall include a waiver by the insurer of all right of subrogation against Landlord and Tenant in connection with any loss or damage thereby insured against. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure, or other tangible property, or any resulting loss of income, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents, or employees to the extent any such loss or damage is covered by insurance benefiting the party suffering such loss or damage

17. Property Taxes. Tenant shall pay all taxes and assessments levied against its personal property located on the Property, if any, and prior to the due date. Tenant shall reimburse Landlord for Landlord’s share of all the taxes and assessments levied against the real property and improvements covered by this Lease as assessed by Master Landlord to Landlord pursuant to Section 4.02(c) of the Master Lease; provided, however, that Tenant shall not be responsible for any late payments or penalties. Tenant’s share of such taxes and assessments shall be prorated for the first and last year of this Lease on a daily basis. If any portion of the real property owned by Master Landlord of which the Property is a part is sold, and the Property is thereafter separately assessed and the real property tax bill sent directly to Tenant, Tenant shall pay the real property taxes on the Property in accordance with Section 4.02(a) of the Master Lease.

18. Quiet Enjoyment. Landlord covenants that, so long as Tenant is not in breach of the terms and conditions of this Lease, Tenant shall peaceably and quietly have, hold, and enjoy the Property for the term hereof, subject to the provisions of this Lease. Upon Tenant’s request, Landlord shall make reasonable efforts to procure a nondisturbance clause from each current and future mortgagee providing that Tenant’s possession will not be disturbed by a mortgage foreclosure so long as Tenant is not in default of the Lease.

19. Renewal Option. Tenant shall have the right to renew the term of this Lease for one (1) period of four (4) years. The rental rate during such renewal period shall be as set forth below in this Section 19. Tenant shall provide Landlord with at least one-hundred twenty (120) days’ advance written notice of its intention to exercise said renewal option prior to the effective date of such period.

Renewal Period Rent Schedule:

9/1/2015 – 8/31/2017	$41,934.97 per month
9/1/2017 – 8/31/2019	$44,031.71 per month.

(Sections 20-23 intentionally omitted)

24. Conditions Precedent. Tenant shall have sixty (60) days from the date of full execution of this Lease to complete certain due diligence desired by Tenant for the Property, including, but not limited to the following:

a. Tenant must be satisfied that it can obtain any required use, property alteration or occupancy approvals from the appropriate governmental agencies;

b. Rail service suitable for Tenant’s intended use of the Property must be feasible;

c. The physical condition of the Property shall be determined to be consistent with Tenant’s expectations and economically viable for its intended use, including but not limited to, Tenant’s satisfaction with the fire protection service for the Property and the fencing along the south side of the Property to be installed installation by Landlord;

d. Tenant shall be satisfied with the environmental condition of the Property, including the results of its Phase I environmental assessment; and,

To assist with such due diligence efforts by Tenant, at no cost or expense to Master Landlord, Landlord and Master Landlord agree to provide Tenant with access to or copies of all surveys, environmental reports, soils tests, tax bills, engineering studies, utility drawings, building plans and specifications, zoning approvals, repair and maintenance contracts and any other information relative to the condition and economic viability of the Property that Landlord and Master Landlord have in their possession.

In the event that such conditions are not satisfied, in the sole judgment of Tenant, within such sixty (60) day period, Tenant may terminate this Lease upon written notice to Landlord and obtain a full refund of the prepaid rent paid to Landlord pursuant to Section 3 hereof. If Tenant so terminates this Lease, neither party shall have any further rights or obligations hereunder. Tenant reserves the right to waive its termination right in this Section 24 earlier than the prescribed sixty (60) day period, in which case the term of occupancy shall be accelerated and commence on the date of such written waiver by Tenant, and all terms and conditions of this Lease shall be become effective, except that Tenant shall have no obligation to pay rent until September 1, 2005.

25. Miscellaneous. Each and all of the terms and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal, and legal representatives, successors, and assigns. This instrument contains the entire agreement made between the parties and may not be modified orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest. All references herein to the Master Lease shall include Amendment Number 1 thereto regardless of whether such amendment is specifically mentioned.

26. Acceptance. Execution of this Lease by Landlord constitutes an offer which shall not be deemed accepted by Tenant until Tenant has executed this Lease and Landlord has received a duplicate original copy thereof.

27. Counterparts. This Lease may be executed through the use of multiple counterpart signature pages all of which signature pages when attached to one or more counterparts of this Lease shall constitute a fully executed agreement, notwithstanding the fact that all parties may not have signed the same signature page. All such fully executed counterparts of this Lease shall constitute a single agreement. This Lease shall be considered effective when a signature page is signed by each party and delivered to the other parties; provided, that a facsimile signature shall be considered due execution and shall be binding on the signatory thereto with the same force and effect as if the signature were an original and not a facsimile signature.

IN WITNESS WHEREOF, the parties have duly executed this Lease on the date first written above.

Landlord: MODTECH HOLDINGS, INC.

By

Its

Tenant: BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C.

By

Its

Master Landlord consents to the Sublease between Landlord and Tenant and certifies that as of the date of Master Landlord’s execution hereof, and to the best of Master Landlord’s actual knowledge, without any investigation of the Property, Landlord is not in default or breach of any of the provisions of the Master Lease and that the copy of the Master Lease attached hereto as Exhibit B is a true, complete, and correct copy of the Master Lease effective as between Master Landlord and Landlord as of commencement of the term of the sublease. Master Landlord agrees not to renew, modify, amend, extend or terminate the Master Lease without prior written notice to Tenant. After the date hereof, Master Landlord agrees to provide Tenant with any notices of default provided to Landlord. Master Landlord agrees that Tenant shall have the same grace period as allowed to Landlord under the Master Lease and that Tenant may, but shall not be obligated to, make payments or undertake such actions as necessary to cure such default and Master Landlord agrees to accept such payments and/or undertakings from Tenant. Master Landlord hereby approves of the improvements to the Property proposed by Tenant in Exhibit C and agrees that any such improvements actually made by Tenant can remain on the Property following termination of this Lease.

Master Landlord hereby consents to Landlord’s sublease of the Property to Tenant subject to the terms and conditions set forth herein. Except as expressly set forth herein, Master Landlord’s consent is not intended, and shall not be construed (a) to modify or otherwise affect any provision of the Master Lease or to release Landlord from any of its obligations and duties under the Master Lease; or (b) as a waiver of any of Master Landlord’s rights under the Master Lease; or (c) as binding or obligating Master Landlord in any manner whatsoever with respect to covenants, representations, warranties, undertakings, or agreement in the Sublease.

Notwithstanding the Sublease or Master Landlord’s consent thereto, Landlord shall remain fully liable for the payment of rents and all other monetary obligations and for the performance of all other obligations of the “Tenant” under the Master Lease. Landlord shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no sublease had been made.

MASTER LANDLORD: BMG2 ENTERPRISES

By

Its